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                                                                   Exhibit 10.17

                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is executed this 21st day of December, 2004, but effective as of the 31st day of January, 2005 (the "Effective Date"), by and between CLAYTON SERVICES, Inc., a Delaware Corporation with its principal place of business located at 2 Corporate Drive, Shelton, CT 06484 (hereinafter referred to as "EMPLOYER"), and STEVEN L. COHEN (hereinafter referred to as "EMPLOYEE"). Employer and Employee are collectively hereinafter referred to as the "PARTIES".

                                   WITNESSETH

      WHEREAS, Employer together with its affiliates is in the business of providing advisory products and services relating to residential, consumer and commercial loan asset classes, including (i) portfolio due diligence, advice, data collection, management and analysis, (ii) regulatory and operational compliance reporting, (iii) credit underwriting, and (iv) loan valuation, in each case to financial institutions, including investment banking firms, mortgage companies, commercial banks, thrifts, government sponsored enterprises, rating agencies, mortgage insurance companies and bond insurers (together with any other businesses or activities conducted by Employer or any of its affiliates.

      WHEREAS, Employer desires to employ Employee commencing as of the Effective Date in the position of Senior Vice President - General Counsel; and

      WHEREAS, Employee desires be employed commencing as of the Effective Date in the position of Senior Vice President - General Counsel.

      Now therefore, for the consideration stated herein, Employer agrees to employ Employee and Employee agrees to accept employment in accordance with the following terms and conditions.

I.    AT WILL EMPLOYMENT/ EXEMPT EMPLOYMENT:

      Employee acknowledges and agrees that:

          (a) His employment by Employer is at will, which means that Employer or Employee may terminate this Agreement and his employment at any time for any reason or for no reason, in accordance with applicable law, so long as the Party desiring to terminate this Agreement and the employment hereunder provides written notice thirty (30) days in advance of the termination date, unless such termination is by Employer for "cause" (as referenced below). If the termination is for "cause," no notice shall be required, and the termination shall, in Employer's sole and absolute discretion, be effective immediately.

          (b) The circumstances giving rise to termination for "CAUSE" shall include, without limitation, such circumstances and conduct as
               (i) any act, whether or not involving Employer, any of its affiliates or the Business, of fraud, gross misconduct or harassment; (ii) any act of dishonesty or illegality, in any such

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               case, materially and adversely affecting Employer, any of its affiliates or the Business; (iii) the conviction of Employee of (or pleading by Employee of no contest with respect to) (A) a felony, or (B) any misdemeanor involving moral turpitude; (iv) the commission, in the reasonable judgment of the board of directors of Employer, of an act involving a violation of procedures or policies of Employer, any of its affiliates or the Business which are material thereto; (v) a material and sustained failure of Employee to perform the duties and responsibilities assigned or delegated under this Agreement, which such failure continues for thirty (30) days after written notice has been given to the Employee by Employer; (vi) gross negligence or willful misconduct by Employee with respect to Employer, any of its affiliates or the Business; or (vii) a breach by Employee of any of Employee's material obligations under this Agreement.

II.   DUTIES AND RESPONSIBILITIES:

      Commencing as of the Effective Date, Employee will be directly responsible for performing the duties and responsibilities during the term of this Agreement commensurate with those normally expected of or assigned to a person holding the title of Senior Vice President-General Counsel at a business of Employer's size, nature and industry and as further defined or modified in good faith by Employer by written notice to Employee on or before February 28, 2005.

      Employee will report to the Chief Financial Officer of Employer or such other individual as the Chief Financial Officer of Employer may direct from time to time. Subject to the provisions of Section IV, Employee's duties and responsibilities may be amended, modified, increased or decreased as Employer may determine in its sole and absolute discretion.

III.  LOCATION OF SERVICES:

      Employee will provide services from Employer's offices at 2 Corporate Drive, Shelton, Connecticut 06484 or such other location as agreed to by Employer and Employee. Employee acknowledges and agrees that depending upon the needs of Employer, he may be required to provide services from time to time at locations other than Employer's principal location in Shelton, Connecticut.

IV.   COMPENSATION:

      Commencing as of the Effective Date, Employer shall pay to Employee as base compensation for the services and responsibilities set out in this Agreement and any additional services or responsibilities which the position may require or be assigned a base salary at the rate of ONE HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($185,000) per year (the "BASE SALARY"), subject to applicable withholding under applicable law. Such Base Salary shall be prorated for partial years and payable in periodic installments in accordance with Employer's payroll policies. Such Base Salary

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      shall be reviewed annually, and shall be subject to such annual increases, if any, as determined by Employer in its sole and absolute discretion.

      Notwithstanding the "at will" nature of this Agreement and Employee's employment hereunder, if Employee's employment under this Agreement is terminated primarily as a result of (i) "CHANGE IN CONTROL" (as defined below) of Employer, its parent corporation or its direct or indirect holding corporation or (ii) a "CHANGE IN RESPONSIBILITIES" (as defined below), and in each case not as a result of (A) circumstances constituting "CAUSE" (as referenced in Section I(b)) or (B) Employee's voluntary termination (except for Employee's voluntary termination for a Change in Responsibilities, death or disability, Employer shall provide to Employee the Termination Benefits (as referenced below).

      The "TERMINATION BENEFITS" shall include continuation of salary at a rate equal to 100% of Employee's Base Salary as in effect at the date of termination for a period of twelve (12) months following the date of termination (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Employer's payroll policies. Termination Benefits shall not include any incentive compensation or other benefits.

      In addition, if Employer terminates Employee's employment under this Agreement primarily as result of economic reasons, which for purposes of this Agreement shall include the insolvency of Employer, the filing (voluntarily or involuntarily) of a petition in bankruptcy court with respect to Employer, or the occurrence of a material adverse change in Employer, its affiliates and the Business (taken as a whole), and not as a result of (i) circumstances constituting "CAUSE" (as referenced in Section I(b)) or (ii) Employee's voluntary termination, death or disability, Employer shall provide Employee the Termination Benefits referenced above, except that Employer shall only be required to provide the Termination Benefits for a period of six (6) months following the date of termination.

      Employer shall have the right to terminate all of the Termination Benefits set forth in this Section IV in the event that Employee fails to comply with Employee's continuing obligations under Sections X and XI of this Agreement, which provisions shall by their terms survive the termination of this Agreement and Employee's employment hereunder. Employer's liability for Base Salary continuation pursuant to Section IV shall be reduced by the amount of any severance pay paid to Employee pursuant to any severance pay plan of Employer. Notwithstanding the foregoing, nothing in this Section IV shall be construed to affect Employee's right to receive COBRA continuation entirely at Employee's own cost to the extent that Employee is entitled to COBRA continuation. Employer and Employee agree that the Termination Benefits paid by Employer to Employee under this Section IV shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee's employment under this Agreement, and that the payment of the Termination Benefits shall be contingent upon Employee's delivery of a general release effectuating such full satisfaction, compromise and release, in favor of Employer and its affiliates of any and all claims arising out of any such termination, which general release shall be effective upon termination of employment and shall be in a form reasonably satisfactory to Employer, it being

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      understood that no Termination Benefits shall be provided unless and until
      Employee executes and delivers such release (provided, however, that such general release shall not be effective until actually executed by Employee).

      For purposes of this Agreement, "CHANGE IN CONTROL" means, with respect to Employer, its parent corporation or its direct or indirect holding corporation, in a transaction or series of related transactions (i) a sale or exchange of substantially all the assets and businesses of the subject entity to a person or entity not related to the stockholders or affiliates of the subject entity who were stockholders or affiliates of the subject entity immediately prior to such transaction, (ii) the sale or exchange of a majority of the capital stock of the subject entity to persons or entities not related to the stockholders or affiliates of the subject entity who were stockholders or affiliates of the subject entity immediately prior to such termination, or (iii) a merger, consolidation or reorganization of the subject entity which results in less than a majority of the voting equity of the subject entity (or any successor to the subject entity) being owned by persons or entities who were stockholders or affiliates of the subject entity immediately prior to such transaction. For purposes of this Agreement, "CHANGE IN RESPONSIBILITIES" means a material diminution in Employee's duties or job function as described in
      Section II (including any definitions or modifications provided to Employee pursuant to Section II) or otherwise normally expected of or assigned to a person holding the title of Senior Vice President - General Counsel at a business of Employer's size, nature and industry.

V.    INCENTIVE COMPENSATION:

      During his employment, Employee will be eligible to participate, in Employers sole and absolute discussion in incentive compensation arrangements on such terms as are established by Employer from time to time. Notwithstanding the foregoing, Employer shall establish a performance based incentive bonus arrangement for each fiscal year during which this Agreement is effective. The arrangement shall provide that Employee is entitled to an incentive bonus ranging from $0 - $120,000 depending on whether, in Employer's sole and absolute discretion, Employee has met, exceeded or far exceeded the relevant fiscal year's established objectives. Employer shall provide Employee an outline of the fiscal year's objectives for Employee not later than the end of the first quarter of that fiscal year; provided, however, the determination of whether Employee has "met," "exceeded" or "far exceeded" any objective shall be in Employer's sole and absolute discretion. In addition, Employee must be employed on the last day of the relevant fiscal year to be eligible to receive any portion of the incentive bonus relating to that fiscal year, and Employer will pay any earned incentive bonus at the time prescribed by its policies and practices pertaining to the payment of year-end incentive bonuses to other similarly situated employees. Employee's incentive bonus targets for Employer's fiscal year 2005 shall be: Met - $50,000 (assuming all the objectives were at least met); Exceed - $80,000 (assuming all the objectives were at least exceeded); and Far Exceed - $120,000 (assuming all the objectives were far exceeded).

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VI.   TERMINATION:

      The rights and obligations set forth in Sections IV, X, XI, XII, XIII, XIV and XV shall survive any termination of this Agreement and Employee's employment with Employer at any time and for any reason.

      Upon termination of Employee's employment, Employee shall deliver forthwith to Employer all manner of identification, advertising materials, promotional items, sample contracts, and other materials Employer or any of its affiliates may have furnished Employee, or which Employee may have created or developed for Employer, any of its affiliates or the Business during Employee's employment, as well as all documents pertaining to Employer, any of its affiliates or the Business, including, but not limited to, correspondence with customers and potential customers, communications between Employer or any of its affiliates and Employee, customer and potential customer information including names, addresses and telephone and fax numbers and any other material not specified above but which contain Confidential Information (as defined below), as well as all other property of Employer or any of its affiliates in Employee's possession, custody or control, and Employee shall execute at the request of Employer, such documents and take such actions as necessary in order to reaffirm the covenants and obligations set forth in this Agreement; provided, however, that failure to request such reaffirmation shall not act as a waiver of any requirements of this Agreement.

VII.  BENEFITS:

      Employee shall be entitled to participate in any Employer established insurance plan(s) on the same terms and conditions as other similarly situated employees of Employer and in a manner consistent with and in accordance with the terms and provisions of said plan(s).

      Employee shall be entitled to participate in any Employer established pension or retirement plan(s) on the same terms and conditions as other similarly situated employees of Employer and in a manner consistent with and in accordance with the terms and conditions of said plan(s).

      Employee shall be entitled to participate in any established stock option or stock incentive plan on the same basis as any other similarly situated employee of Employer that is also of equal or lesser tenure, title, responsibility and compensation. Without limiting the generality of the foregoing, Employer shall, within forty-five (45) days after the Effective Date hereof and subject to formal approval by its board of directors, make an initial grant, or cause Employer's direct or indirect parent corporation to make an initial grant, to Employee of incentive stock options under a qualified stock option plan in the amount and nature consistent with the preceding sentence.

VIII. VACATION:

      Employer and Employee agree that Employee is entitled to earn up to 20 days vacation on an annual basis commencing January 1st of each calendar year and that Employee will earn such vacation time at the rate of 1.67 days per month of Employment. Vacation

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      periods are not cumulative, but are to be taken annually. Vacation not taken during the year is subject to rollover and/or forfeiture in accordance with Employer's vacation policies and procedures.

      If Employee's employment terminates, Employee will be paid for all accrued, unused vacation for the year of termination at Employee's then current salary rate.

      Vacation must be taken by Employee at such time or times as approved by Employer.

IX.   BEST EFFORTS:

      Employee shall devote Employee's full business time, attention and effort to the affairs of Employer and its affiliates and shall use Employee's reasonable best efforts to promote the interests of Employer and its affiliates. Employee may engage in charitable, civic or community activities and, with the prior approval of the board of directors of Employer, may serve as a director of any other business corporation, provided that such activities do not interfere with Employee's duties hereunder or violate the terms of any of the covenants contained in Sections X or XI.

X.    CONFIDENTIALITY:

      "CONFIDENTIAL INFORMATION" means information and data not generally known outside Employer (unless as a result of a breach by Employee or others of any of the obligations imposed by this Agreement or a similar agreement or legal duty). It includes all confidential information of Employer, its affiliates, the Business and their respective customers, including, but not limited to, the terms, conditions and existence of this Agreement, research, design, development, strategies, production, presentation, methodologies, costs, expenses, margins and budgets; information and materials used in marketing or presenting the business of Employer or any of its affiliates, including style, format and content; customer and potential customer lists and information pertaining to customer goals and strategies; prices and terms offered or paid for products and services; information and materials related to determining whether products and services should be offered or sold to a customer; supplier and contractor lists, contacts, prices, specifications and other information; techniques, procedures, processes, formulas, equipment, methods, technical data, know-how and compilations; business proposals and plans and financial and operational information and strategies; Employer's, any of its affiliates', or the Business's financial and capital structure; creditors, debtors and financial data of Employer, any of its affiliates or the Business; any material or information of whatever nature which provides Employer, any of its affiliates, the Business or any of their respective customers an opportunity to gain an advantage over competitors; and any and all other trade secrets or proprietary and confidential information or materials of Employer, any of its affiliates, the Business or any of their respective customers or potential customers.

      Except as required in the course of representing Employer and in the furtherance of Employer's interests, Employee shall not use or disclose Confidential Information to any person or entity for any reason or purpose whatsoever during or after the term of

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      Employee's employment by or other engagement with Employer. Employee shall immediately notify the Chief Financial Officer of Employer of any information which becomes known to Employee which indicates that an unauthorized disclosure or use of Confidential Information may have occurred or is likely to occur. Employee shall not publish or submit for publication any material based upon any Confidential Information without the prior written consent of the Chief Executive Officer of Employer.

      Employee acknowledges that Employer has expended time, effort and money to obtain and develop the Confidential Information, and that the Confidential Information constitutes special, valuable and unique assets of Employer or its affiliates, without regard to whether or not any of the Confidential Information is embodied in tangible or intangible form.

      Employee shall protect all property of Employer, its affiliates (and property of customer(s) to which Employee has access because of Employee's employment by or other engagement with Employer) with the utmost care and shall not suffer or permit any such property, including, without limitation, copies of any such property or any proprietary works to be removed from Employer's offices or other locations without the consent of the Chief Executive Officer of Employer. All materials containing Confidential Information are the property of Employer or its affiliate, as the case may be. Employee acknowledges and shall adhere to Employer's and its affiliates' security policies and measures, including, but not limited to: (i) locking offices and file cabinets; (ii) enforcing and complying with sign in and out procedures; and (iii) provision of information only to those authorized to receive it, who have signed Confidentiality Agreements with Employer or any of its affiliates, and who need to know such information. In addition, Employee acknowledges and shall adhere to Employer's and its affiliates' procedures concerning password-protected computer access and, among other things, shall safeguard and maintain the confidentiality of any and all such passwords used to access records or information.

XI.   NON COMPETITION/ NON SOLICITATION/ NON INTERFERENCE:

      Employee acknowledges and agrees that during his employment by Employer and for a period of twelve (12) months immediately following the termination of the employment relationship by Employer or Employee, (except for sub-paragraph (a) and (c) for which the period shall be six months), with or without cause, Employee, without additional compensation, shall not:

          (a) directly or indirectly, perform services (as an agent, principal, employee, consultant, contractor, or other capacity) similar to those Employee performed for Employer for a Competitor of Employer or for a Customer or Potential Customer of Employer;

          (b) own, directly or indirectly, any interest in a Competitor of Employer, except that owning such an interest which does not exceed five percent (5%) of the outstanding shares of stock of a publicly traded entity shall not violate this section;

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          (c)  directly or indirectly, solicit or accept any business of the nature performed by Employer from any Customer or Potential Customer of Employer or otherwise interfere with or disturb the relationship between any Customer or Potential Customer and Employer;

          (d) directly or indirectly, solicit or induce or attempt to solicit or induce any employee of Employer to leave Employer or hire any employee of Employer; or

          (e) solicit or induce or attempt to solicit or induce any supplier, vendor or contractor of the Employer to terminate or disturb its relationship or business with Employer.

For the purposes of the foregoing paragraph and sub-paragraphs:

          (f) "COMPETITOR" shall mean any business (including such businesses' successors, assigns or affiliates) engaged in the provisions of products, services, programs or systems similar to or competitive with those engaged in or provided by Employer and those planned (while Employee was working with Employer) to be introduced by Employer provided that Employee was involved in the planning or development of such items or had access to such plans or items.

          (g) While Employee is employed by Employer, "CUSTOMER(s)" shall mean a person or entity which purchased any product, service, program, or system or other service or product from Employer. If Employee's Employment with Employer is terminated by either party, with or without cause, "CUSTOMER(s)" shall mean a person or entity which within the eighteen (18) months prior to termination of Employee's employment with Employer purchased any product, service, program, or system or other service or product from Employer or an affiliated entity.

          (h) While Employee is employed by Employer, "POTENTIAL CUSTOMER(s)" shall mean a person or entity which Employer solicited or developed plans or prepared proposals to solicit to become a Customer. If Employee's employment with Employer is ended by either party with or without cause, "POTENTIAL CUSTOMER(s)" shall mean a person or entity which Employer solicited or developed plans or prepared proposals to solicit to become a Customer within six (6) months prior to termination of Employee's employment with Employer provided that Employee was involved in such solicitation or development of plans or proposals or had access to such plans or proposals.

          (i) If Employee's employment is terminated by either party, with or without cause, the restrictions specified in Section XI(a) above shall apply to only those counties in the United States in which in the eighteen (18) month period prior to such termination, (A) Employee physically performed

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               services for Employer, or (B) there is a Customer or Potential
               Customer for which Employee performed services for Employer; or
               (C) Employee had substantial contact with or had access to substantial information or materials of Employer pertaining to a Customer or Potential Customer.

          (j) The term "EMPLOYER" shall include Employer, all of its affiliates, and the Business.

XII.  REASONABLE RESTRICTIONS:

      Employee acknowledges that the restrictions placed upon Employee by this Agreement are reasonable and necessary. In the event Employee's employment by or other engagement with Employer terminates, with or without cause, Employee will be able to earn a livelihood without violating such restrictions. It has been made clear to Employee that Employee's ability to earn a livelihood without violating such restrictions is a material condition to this Agreement, and the consideration referred to herein.

XIII. REMEDIES:

      Employee recognizes that the remedy(ies) at law for violation of Sections X or XI of this Agreement will be inadequate and that in any event such damages will be substantial but not readily ascertainable and that Employer will suffer continuing and irreparable injury to its Business as a direct result of such violation. Employee agrees that if Employee should breach or fail to perform, or to threaten to breach or fail to perform any term, condition, or duty contained in this Agreement, Employer shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity to obtain the specific performance thereof by Employee or to enjoin Employee from violating the provisions hereof. Pending the outcome of any such litigation, Employer shall be entitled to obtain temporary, preliminary, and permanent injunctive or other relief, without bond. Employer shall be entitled to recover from Employee all reasonable attorneys' fees, court costs and related expenses incurred in enforcing this Agreement.

XIV.  ALTERNATIVE DISPUTE RESOLUTION:

      Except for injunctive relief available to Employer in connection with any breach or threatened breach of any provision of this Agreement, any dispute under this Agreement that cannot be resolved by the Parties, other than injunctive relief, shall be required to be resolved by binding arbitration of the parties hereto. Said arbitration will take place in Hartford, Connecticut (or such other location as the Parties mutually agree), with each party selecting an arbitrator and both arbitrators selecting a third arbitrator. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect. Any and all cost associated with said arbitration will be shared equally.

XV.   MISCELLANEOUS PROVISIONS:

      (a) AMENDMENTS AND MODIFICATIONS: This Agreement may be amended, changed, modified or altered only by an instrument in writing executed by the Parties.

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      (b) WAIVERS: Any waiver by any party of a breach of any provision of this
          Agreement will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement. The failure of any party to insist upon strict adherence to any term of this Agreement will not be considered a waiver of, nor shall it deprive, any party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      (c) SEVERABILITY: Every provision of this Agreement is intended to be severable. If any Section or provision, or sub-paragraph or sub-part, of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or otherwise invalidate the remainder of this Agreement or the Section or provision, or sub-paragraph or sub-part, but shall be confined in its operation to the Section or provision, or sub-paragraph or sub-part, of this Agreement directly involved in the controversy in which judgment shall have been rendered. If any Section or provision, or sub-paragraph or sub-part, hereof is deemed unenforceable because of its scope in terms of area, time or business activities, or any other reason, the Court may modify such Section or provision, or sub-paragraph or sub-party, by reductions, additions, or limitations thereon, or otherwise, so as to be render the Section or provision, or sub-paragraph or sub-part, enforceable to the fullest extent permissible under applicable law.

      (d) GOVERNING LAW: This Agreement shall be construed in accordance with the laws of the State of Connecticut and the obligations, rights, and remedies of the Parties hereunder shall be determined in accordance with such laws without reference to the principles of conflicts of law thereof. The parties hereby agree that they are and shall be subject to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut. Venue for all actions or claims related to this Agreement or Employee's employment by or other relationship with Employer shall be in the State and Federal Courts located in Connecticut.

      (e) HEADING: The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be a part of this Agreement.

      (f) SUCCESSORS AND ASSIGNS: This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns. Any successor or assign of Employer is authorized to enforce the restrictive covenants of this Agreement in Section X and XI as if the name of such successor or assign replaced Employer throughout this Agreement. Since this Agreement is personal to Employee, Employee's obligation under this Agreement may not be assigned or transferred to any other person or entity.

      (g) NOTICE: Any notices under this Agreement to any Party will be in writing and will be mailed registered mail, postage prepaid, or delivered by overnight carrier or

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          express mail or personally delivered, addressed to the party at the following address or to such address as such party may designate by written notice.

          To Employer:

               Clayton Services, Inc.
               2 Corporate Drive
               Shelton, CT 06484
               Attn: Chief Financial Officer

          To Employee:

               Steven L. Cohen


      (h) ENTIRE AGREEMENT: Employee and Employer each acknowledge and agree that all other agreements (whether written or oral) pertaining to Employee's employment or rights to compensation, profit sharing, equity, phantom equity, revenue sharing or any other form of incentive compensation are hereby terminated and cancelled and of no further force or effect. This Agreement and its exhibits and attachments contain the entire understanding between the Parties and merges and supersedes all prior discussions and agreements with respect thereto, including, without limitation, all other agreements described in the preceding sentence.

                          [***SIGNATURES TO FOLLOW***]

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      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above to be effective as of the Effective Date.


                                       EMPLOYEE:


                                       By: /s/ Steven L. Cohen
                                          --------------------------------------
                                          Steven L. Cohen


                                       EMPLOYER:

                                       CLAYTON SERVICES, INC.


                                       By: /s/ Brian C. Newman
                                          --------------------------------------
                                       Name: Brian C. Newman
                                       Title: Chief Financial Officer